Exhibit 4.03

BRITISH ENERGY PLC

AS PARENT

AND

OTHERS

STANDSTILL AGREEMENT

SCHEDULE 9 Heads Of Terms	33

SCHEDULE 10 Form Of Sterling Bondholder Resolution	34

SCHEDULE 11 Structure Chart	35

SCHEDULE 12 Terms For Amendment To TPL PPA And For TPL 200 MW PPA	36

THIS STANDSTILL AGREEMENT is made on     February 2003

BETWEEN:

(1)	THE COMPANIES named in Schedule 2 (The Companies); and

(2)	THE PERSONS named in Schedule 3 (The Creditors).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions and Interpretation

Capitalised words and expressions have the meanings given to them in Schedule 1 (Definitions and Interpretation) unless the context otherwise requires and the provisions of Clause 2 of Schedule 1 (Definitions and Interpretation) will apply to this Agreement.

1.2	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	OPERATION OF EXISTING AGREEMENTS

2.1	Creditors’ Obligations

During the Standstill Period, the Creditors and the Companies shall continue to comply with their obligations under the Existing Agreements save as provided in Clause 2.2 (Standstill Obligations) and Clause 3 (Undertakings by the Creditors).

2.2	Standstill Obligations
2.2.1	Subject to sub-clauses 2.2.2 and 2.2.3 below and to Clause 2.4 (Interest), all Standstill Obligations of each Company shall be deferred until the expiry of the Standstill Period (or, if later, the date upon which those obligations would otherwise become due and payable).

2.2.2	Upon the date of satisfaction of all the conditions precedent to the relevant New BNFL Agreements, the Balancing Instalments and BNFL Interest Amounts which have accrued prior to such date and which fall due and payable during the Standstill Period shall not be payable at any time thereafter and each of the Companies shall be discharged from its obligations to pay such amounts to BNFL.

2.2.3	Standstill Obligations owed to EPL Lenders and constituting principal repayments and any default interest due to them as a consequence of any non-payment of principal on its due date shall not be deferred unless all EPL Lenders so agree but each of the EPL Lenders which are a Party to this Agreement (through the EPL Facility Agent’s execution on their behalf) acknowledges that no such amounts will be paid during the Standstill Period and confirms that they shall not take any action during the Standstill Period to require or enforce payment of any such amounts.

2.3	Continuing Obligations

During the Standstill Period, each Company that owes any Continuing Obligations shall discharge those obligations in accordance with the Existing Agreements, the Amended TPL PPA, the TPL 200 MW PPA and any agreements with BNFL other than the BNFL Agreements.

2.4	Interest
2.4.1	Interest shall accrue from 01 November 2002 on the Standstill Obligations owed to TPL, TFE, Enron and RBS on the basis set out in the column headed “Calculation of Interest” in Part B of Schedule 4 (Standstill Obligations) and shall be payable as set out in sub-clause 2.4.3 (below).

2.4.2	Notwithstanding sub-clause 2.4.1, during the Standstill Period, neither BEG nor BEG (UK) shall pay BNFL Interest Amounts.

2.4.3	Interest shall be paid (by BEPET or the Parent) to TPL and TFE (by BEG or the Parent) to Enron and (by BEG, BEG (UK) or the Parent) to RBS, first on 25 March 2003 (in respect of the period from and including 01 November 2002 to and including 25 March 2003) and thereafter interest shall accrue over six month interest periods and shall be payable on the last Business Day of each such period and then finally on the Termination Date.

2.4.4	The payment under the EPL CTA representing interest under the EPL Facility Agreement currently due to fall on or about 14 March 2003 shall be made on the Business Day following the later of (a) 14 March 2003 and (b) date on which the EPL Facility Agent signs this Agreement.

2.5	Continuity and Conflict

The Existing Agreements shall continue upon their terms save to the extent they are varied or payments thereunder are deferred by or pursuant to this Agreement and the term “Existing Agreements” shall be construed accordingly. In the case of a conflict between any provision of an Existing Agreement and this Agreement, this Agreement shall prevail.

3.	UNDERTAKINGS BY THE CREDITORS

3.1	Restricted Actions

During the Standstill Period, no Creditor shall carry out any Restricted Action.

3.2	Overriding Permitted Actions

Nothing in this Agreement shall prevent a Creditor from carrying out any Overriding Permitted Action.

4.	UNDERTAKINGS BY THE COMPANIES

During the Standstill Period, the Companies shall comply with the undertakings set out in Schedule 7 (Undertakings by the Companies), Provided that, for the avoidance of doubt, nothing set out therein shall expand the scope of any permission given to any Company in any similar provision in any Existing Agreement.

5.	REPRESENTATIONS AND WARRANTIES

Each Party makes the representations and warranties expressed to be made by it in paragraph 1 of Schedule 8 (Representations and Warranties) (for Enron, subject to Clause 9 (Enron), for RBS, subject to Clauses 11.2 and 11.3 and for TPL, subject to Clause 10 (TPL)) and the Parent makes the representations and warranties expressed to be made by it in paragraph 2 of Schedule 8 (Representations and Warranties) on the date it signs this Agreement.

6.	INFORMATION AND CONFIDENTIALITY

6.1	Information

Each Party authorises the disclosure and exchange of information about the Group, and the commercial dealings between members of the Group and Creditors, to and between the Parties and their professional advisers, to the Secretary of State and her professional advisers and, once the Sterling Bondholder Resolutions have been passed, to the Sterling Bonds Trustee (for disclosure to Bondholders who have signed a confidentiality agreement in a form acceptable to the Parent and the Creditors) and its professional advisers Provided that:

6.1.1	such authority shall terminate upon receipt by the relevant Party of a notice from the Parent under Clause 6.2 (Termination Notice); and

6.1.2	(for the avoidance of doubt) nothing in this Agreement shall require any Party to disclose privileged and/or confidential communications with its legal or other professional advisers or communications between the EPL Lenders.

6.2	Termination Notice

The Parent shall promptly notify each Party if it receives a Termination Notice.

7.	STANDSTILL PERIOD

With the exception of Clause 2 (Operation of Existing Agreements) (save as regards interest accrued under Clause 2.4 (Interest) prior to the Termination Date), Clause 3 (Undertakings by the Creditors) and Clause 4 (Undertakings by the Companies), all other provisions of this Agreement shall survive the expiry of the Standstill Period.

8.	CLAIM AMOUNTS AND STATE AID

Each Party agrees:

8.1	(save in respect of BNFL) that its Claim Amounts and its entitlement to New Bonds and New Equity (each such term bearing the meaning given in the Heads of Terms) solely for the purposes of the Restructuring Proposals and any Restructuring Documents shall be the amounts specified as such in the Heads of Terms (and without prejudice to any and all of its rights under any Existing Agreement, which in the case of TPL shall mean the TPL PPA as if it had not been amended, following any termination of this Agreement other than on the occurrence of the Restructuring Date).

8.2	not to object to, or seek to hinder, the process of obtaining, approval of the Restructuring Proposals from the Commission under the State aid provisions of the EC Treaty.

8.3	if reasonably requested by the Parent and provided it is lawful for it to do so, to send a letter addressed to the Commission notifying the Commission that it supports the Restructuring Proposals; and

8.4	that TPL may make statements or briefings relating to the electricity industry generally which could not reasonably be expected to be prejudicial to the achievement of the Restructuring.

9.	ENRON

9.1	Suspension of Dispute Mechanism

During the Standstill Period, all proceedings under the dispute resolution mechanisms in the Enron CFD (including any arbitration proceedings) shall be suspended, such suspension not to prejudice or otherwise affect any claim or defence under the Enron CFD and each of BEG, the Parent and Enron shall (at the request of any of them) take such further steps as may be necessary to give effect to this suspension and effect.

9.2	Enron Approvals

Enron shall not be bound by and shall not benefit from any rights under this Agreement or the Heads of Terms (save in respect of interest on the basis set out in sub-clause 2.4) until the following conditions subsequent have been satisfied:

9.2.1	the boards of directors of Enron Corp. and ECTRIC have approved ECTRIC executing this Agreement and the Heads of Terms on behalf of ECTEF; and

9.2.2	the entry of a final, non-appealable order by the United States Bankruptcy Court presiding over the chapter 11 cases of Enron Corp. and certain of its subsidiaries (including ECTRIC) approving and authorising this Agreement and the Heads of Terms and the rights and obligations of ECTEF thereunder.

9.3	Enron Representations and Warranties

In respect of Enron, the representations and warranties given pursuant to this Agreement are subject to satisfaction of the conditions subsequent set out in sub-clause 9.2 and Clause 5 (Representations and Warranties) and Schedule 8 (Representations and Warranties) are subject to this Clause 9.

9.4	ECTRIC

For the avoidance of doubt, ECTRIC is not a party to this Agreement, and the signing of this Agreement by ECTRIC is solely in ECTRIC’s capacity as the managing member of ECTEF.

9.5	Enron Endeavours

After this Agreement has become effective in accordance with clause 13.10 (Effectiveness), Enron shall use all reasonable endeavours to obtain the approvals referred to in sub-clause 9.2.1, and if those approvals are obtained, shall file a motion for the order referred to in sub-clause 9.2.2. The Parties agree that Enron may disclose confidential information relating to the Companies, the restructuring discussions and the Restructuring Proposals (including for the avoidance of doubt this Agreement and the Heads of Terms) in connection with obtaining the approval of the United States Bankruptcy Court (and the confidentiality agreement between the Parent and ECTEF dated 09 January 2003 is hereby modified accordingly), other than information which the Parent notifies Enron is confidential for the purposes of insider dealing or market abuse legislation or is commercially sensitive information which information may only be disclosed on the basis of confidentiality arrangements satisfactory to the Parent and, if the information is in respect of any Creditor, that Creditor. Enron shall deliver to the Parent copies of the information proposed to be disclosed as contemplated by this Clause 9.5 not less than 2 Business Days prior to such disclosure so as to enable the Parent to notify Enron if any of the information should not be disclosed.

9.6	Enron Disclosure

Enron’s execution of this Standstill Agreement shall not limit or prejudice Enron’s entitlement to disclose confidential information on the terms set out in the confidentiality agreement dated 09 January 2003 referred to in Clause 9.5 (Enron Endeavours) which entitlement will continue following the execution of this Agreement subject always to the terms of the last sentence of paragraph 1.2 of that Agreement.

10.	TPL

10.1	Amended TPL PPA
10.1.1	TPL, BEPET and the Parent agree that, as soon as reasonably practicable following the date of this Agreement, TPL and BEPET will enter into the Amended TPL PPA and the TPL 200MW PPA Provided each of the Creditors (other than BNFL) has approved the terms of such documents in advance, and each such Creditors agrees that it shall provide such approval promptly on request by the Parent or TPL if those documents substantially reflect the terms set out in Schedule 12 (Terms for Amendments to TPL PPA and TPL 200 MW PPA); and

10.1.2	The amendments effected to the TPL PPA pursuant to Clause 10.1.1 shall cease to have effect (and the TPL 200 MW PPA shall terminate) on the Termination Date Provided TPL shall not be in breach of the TPL PPA in such circumstances as a result of action taken or not taken by it during the Standstill Period where such did not give rise to a breach of the Amended TPL PPA.

10.2	TPL Syndicate Approval

TPL shall not be bound by and shall not benefit from any rights under this Agreement until approval of TPL entering into this Agreement has been granted by the ARCA Bank Syndicate, it being acknowledged that such approval will not be forthcoming unless the Amended TPL PPA and the TPL 200 MW PPA have been executed.

10.3	TPL Representations and Warranties

The representations and warranties given by TPL pursuant to this Agreement and Clause 5 (Representations and Warranties) and Schedule 8 (Representations and Warranties) are subject to satisfaction of the condition subsequent set out in Clause 10.2 (TPL Syndicate Approval).

11.	RBS LC EXTENSION

11.1	Extension

Provided the Standstill Period has not expired or terminated, the Parent and each of the EPL Lenders hereby requests RBS and RBS agrees to extend the RBS Letter of Credit for repeated periods of six months.

11.2	RBS Approval

RBS shall not be bound by and shall not benefit from any rights under this Agreement until approval of RBS entering into this Agreement has been given by a credit committee of RBS.

11.3	RBS Representations and Warranties

The representation and warranties given by RBS pursuant to this Agreement in Clause 5 (Representations and Warranties) and Schedule 8 (Representations and Warranties) are subject to satisfaction of the condition subsequent set out in Clause 11.2.

12.	EPL LENDERS

The EPL Steering Committee agree to recommend the Heads of Terms and this Standstill Agreement for their own internal approvals and to recommend to all EPL Lenders that they should similarly seek appropriate internal approvals to enable the EPL Lenders to authorise the EPL Facility Agent to execute this Agreement and the Heads of Terms on their behalf within the time frame required by this Agreement and the EPL Steering Committee also agree to put this Agreement and the Heads of Terms to the EPL Lenders for such approval.

Pending the outcome of the vote of the EPL Lenders, the EPL Steering Committee agree not to take (unless it would be permitted under the terms of this Agreement) any action to require the EPL Facility Agent to declare an Event of Default under (and as defined in) the EPL Facility Agreement, or enforce any payment under the EPL Facility Agreement or the making of advances under the EPL SLA (including enforcement of security) subject to and as though bound by this Agreement.

13.	GENERAL

13.1	Variation

No amendment or waiver of this Agreement shall be effective unless it is made in writing and signed by each Party.

13.2	Assignments and Transfers

During the Standstill Period, no Creditor may assign, transfer or enter into any novation or sub-participation of its rights or obligations under this Agreement or under any of its Existing Agreements without the prior written consent of the Parent save that EPL Lenders may continue to transfer rights and obligations in accordance with the EPL Facility Agreement Provided each transferee accedes to this Agreement as an EPL Lender.

13.3	Reservation of Rights

Each Party reserves all rights and remedies it may have against any other Party under any Existing Agreement. After the Termination Date each Creditor may enforce its rights and remedies to their full extent despite any temporary waiver of those rights and remedies during the Standstill Period.

13.4	Existing Guarantees and Security

Each Company agrees that any guarantees and indemnities and any Security Interest granted by any Company in respect of any Existing Agreement shall remain in full force and effect and shall not be reduced, prejudiced or released as a result of this Agreement. During the Standstill Period, the terms of Part A of Schedule 6 (Restricted Actions) shall nevertheless apply to any such guarantee, indemnity and Security Interest.

13.5	Professional Fees

Each Company agrees to pay promptly (or procure the prompt payment of) the professional adviser fees directly incurred by the Creditors to which such Company owes Standstill Obligations in respect of:

13.5.1	the negotiation and implementation of this Agreement and the Heads of Terms; and

13.5.2	the Restructuring, provided that the Parent (acting reasonably) has approved the adviser’s scope of work and its method and basis of charging, it being acknowledged that, in the absence of conflicts, it may be appropriate for a single adviser to advise all of the Creditors on certain aspects of the Restructuring.

13.6	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13.7	Communications
13.7.1	Any communications to be made in connection with this Agreement shall be made in writing and sent to the addressees at the addresses or facsimile numbers set out in Schedule 2 (The Companies) or Schedule 3 (The Creditors) or such other address or number as a Party shall notify to the other Parties in accordance with this Clause 13.7. Any communication delivered by one person to another under this Agreement will only be effective (a) if by way of fax, the sender has received a report showing successful transmission; or (b) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details, if addressed to that department or officer.

13.7.2	All notices in relation to this Agreement sent from or to a Company shall be sent through the Parent.

13.8	Governing Law and Jurisdiction
13.8.1	This Agreement is governed by English law.

13.8.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) provided that (for the avoidance of doubt) this sub-clause 13.8.2 shall not replace or otherwise prejudice any term of any Existing Agreement which provides a mechanism for the resolution of disputes or differences between the parties to that agreement.

13.8.3	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

13.8.4	Without prejudice to any other mode of service allowed under any relevant law:

(a)	each Company (other than a Company incorporated in England and Wales):

(i)	irrevocably appoints BEG as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by BEG to notify the relevant Company of the process will not invalidate the proceedings concerned; and

(b)	ECTRIC and ECTEF each:

(i)	irrevocably appoints Weil, Gotshal & Manges, One South Place, London EC2M 2WG (Attention: Christopher Mallon) as its agent for service of process in relation to any proceedings before the English Courts in connection with this Agreement; and

(ii)	agrees that failure by Weil, Gotshal & Manges, One South Place, London EC2M 2WG (Attention: Christopher Mallon) to notify ECTRIC or ECTEF of the process will not invalidate the proceedings concerned.

13.9	Several Obligations

The obligations of the Creditors under this Agreement are several. No Creditor shall be liable for any breach by any other Creditor of that Creditor’s obligations under this Agreement.

13.10	Effectiveness

This Agreement will become effective only when:

13.10.1	this Agreement is signed by all the Companies and all the Creditors, save for the EPL Lenders, in respect of whom it shall be effective when signed by the EPL Facility Agent. If the EPL Facility Agent signs this Agreement on the authorisation of all the EPL Lenders, the Standstill Obligations owed to the EPL Lenders shall be deferred in accordance with Clause 2.2.1; and

13.10.2	the Parent, BEG, BEG (UK) and Bondholders whose holdings represent at least 50% of the aggregate principal amount of each series of the Sterling Bonds have signed and delivered the Sterling Bondholder Restructuring Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	Definitions

“Amended TPL PPA” means the TPL PPA as amended for the Standstill Period in accordance with the indicative terms set out at Schedule 12 (Terms for Amendment to TPL PPA and TPL 200 MW PPA).

“ARCA Bank Syndicate” means the lending banks to TPL pursuant to an agreement made on 31 May 2002.

“Balancing Instalment” means with respect to any payments under the BNFL Agreements (a) until 1 April 2003, the amount of any such payments, and (b) with effect from 1 April 2003, so much of those payments as exceeds the amount that would be due and payable as the relative reprocessing and storage instalment payments under the New BNFL Agreements had they come into force on, and with effect from, 1 April 2003, and “Balancing Instalments” shall be construed accordingly.

“Business Day” means a day on which banks are open for general business (other than a Saturday or Sunday) in London.

“BEG” means British Energy Generation Limited.

“BEG (UK)” means British Energy Generation (UK) Limited.

“BEPET” means British Energy Power & Energy Trading Limited.

“BNFL” means British Nuclear Fuels plc.

“BNFL Agreements” means the following agreements as amended prior to the date hereof between BNFL and BEG or BEG (UK) (as the case may be): (i) agreements dated 31 March 1995 for the storage and reprocessing of irradiated oxide fuel and related services; (ii) agreement dated 3 June 1997 for spent fuel management services; (iii) agreement dated 30 March 1995 for the long term storage of irradiated oxide fuel and related services; and (iv) agreements dated 29 March 1996, 31 March 1996 and 3 June 1997 for oxide flask maintenance.

“BNFL Guarantees” means any guarantee or indemnity created under or in connection with or arising out of any agreement in respect of (a) computer services, (b) uranics, (c) a fuel fabrication pre 2006 amendment agreement (to be entered into on 1st April 2003), or (d) two deeds of amendment and guarantee relating to agreements for the supply of fuel for use in advanced gas cooled reactors to be dated 01 April 2003 firstly between BEG (UK), BNFL and the Parent and secondly between BEG, BNFL and the Parent, in each case between any or all of the Companies and BNFL or any of its Subsidiaries and to be entered into pursuant to the BNFL Heads of Terms;

“BNFL Heads of Terms” means the non-binding heads of terms as initialled by BNFL and Parent on 28 November 2002.

“BNFL Interest Amount” means interest for late payment under any of the BNFL Agreements or part thereof, as provided for in the relevant BNFL Agreements, accrued at the time in question on the amounts due but unpaid and “BNFL Interest Amounts” shall be construed accordingly.

“Bondholder” means a person who is a holder (as defined in the Sterling Bonds Trust Deed) of a Sterling Bond.

“Commission” means the Commission of the European Communities.

“Companies” means the companies listed in Schedule 2 (The Companies).

“Continuing Obligations” means the obligations of the Companies referred to in Part C of Schedule 4 (Continuing Obligations).

“Credit Facility Agreement” means the credit facility agreement dated 26 September 2002 (as extended and restated on 28 November 2002 and as further amended, extended and/or restated from time to time) between the Secretary of State, the Parent and others.

“Creditors” means the persons listed in Schedule 3 (The Creditors).

“EC Treaty” means the Treaty Establishing the European Community of 25 March 1957 as amended from time to time.

“ECTRIC” means Enron Capital and Trade Resources International Corporation.

“ECTEF” means Enron Capital & Trade Europe Finance L.L.C.

“Enron” means ECTRIC and/or ECTEF (as applicable).

“Enron CFD” means the agreement dated 1 April 1996 and made between ECTRIC and BEG (as amended and novated, including by the novation agreement dated 19 June 1998 novating the agreement from ECTRIC to ECTEF).

“Enron Guarantee” means the guarantee relating to the Enron CFD given by the Parent to ECTRIC initially on 12 April 1996 and then, following novation of the Enron CFD, to ECTEF on 9 July 1998.

“EPL” means Eggborough Power Limited.

“EPL CTA” means the capacity and tolling agreement dated 13 July 2000 (as amended and restated) between BEPET and EPL.

“EPL CTA Guarantee” means the guarantee dated as of 8 September 2000 made by the Parent in favour of EPL in relation to the EPL CTA.

“EPL Facility Agent” means the agent for the EPL Lenders (and other persons) from time to time under the EPL Facility Agreement.

“EPL Facility Agreement” means the facility agreement dated 13 July 2000 (as amended) between EPL as borrower and various lenders.

“EPL Lenders” means the lenders under the EPL Facility Agreement.

“EPL SLA” means the subordinated loan agreement dated 13 July 2000 (as amended and restated) between EPL as borrower and Parent as lender.

“EPL Sponsor Undertaking” means the sponsor undertaking dated 13 July 2000 between, amongst others, the Parent and EPL relating, inter alia, to the obligations of the Parent under the EPL SLA.

“EPL Steering Committee” means the EPL Lenders that have signed this Agreement in that capacity.

“EPL Swaps” means the interest rate swap agreements made between EPL and each of the EPL Swap Providers.

“EPL Swap Providers” means The Toronto-Dominion Bank, Westdeutsche Landesbank Girozentrale, RBS and Barclays Bank plc.

“Existing Agreements” means the letters or other agreements listed in Part A of Schedule 4 (Existing Agreements).

“Group” means the Parent and its Subsidiaries for the time being.

“Heads of Terms” means the heads of terms set out in Schedule 9 (Heads of Terms).

“High Court” means the High Court of Justice of England and Wales or the Court of Session in Scotland (as appropriate).

“New BNFL Agreements” means the agreements amending the BNFL Agreements and other agreements in respect of the fuel supply and spent fuel arrangements between certain of the Companies and BNFL to be entered into pursuant to a non-binding Heads of Terms between BNFL and Parent dated 28 November 2002.

“Overriding Permitted Action” means any action listed in Part B of Schedule 6 (Overriding Permitted Actions).

“Parent” means British Energy plc.

“Party” means a person who is a party to this Agreement.

“Permitted Security Interest” means:

(a)	any Security Interest existing on the Standstill Date;

(b)	any lien arising by operation of law (or by agreement to the same or no greater effect) including, without limitation, any rights of set-off with respect to demand or time deposits with financial institutions and bankers’ liens with respect to property held by financial institutions;

(c)	any Security Interest over goods or documents of title arising in the course of letter of credit transactions entered into in the ordinary course of business;

(d)	title retention arrangements arising in the ordinary course of trading with suppliers of goods or arising under conditional sale or hiring arrangements in respect of goods supplied in the ordinary course of trading;

(e)	any Security Interest created under or in connection with or arising out of the Balancing and Settlement Code, the Connection and Use of System Code or the Grid Code;

(f)	any Security Interest given by way of cash collateral securing obligations of the Company granting such Security Interest in relation to electricity trading or supply contracts or procurement contracts with suppliers, in each case entered into in the ordinary course of that Company’s business (or any such Security Interest given in respect of letters of credit relating to such obligations);

(g)	any Security Interest given in favour of financial service providers over cash deposits held with such providers in relation to clearing and settlement services provided by them.

(h)	any other Security Interest securing an amount not exceeding £5,000,000; and

(i)	any Security Interest created or arising at any time pursuant to any provision of the Credit Facility Agreement.

“RBS” means The Royal Bank of Scotland plc.

“RBS Composite Guarantee” means the unlimited intercompany composite guarantee made by the Parent, BEG and BEG(UK) in favour of RBS dated 12 April 1996.

“RBS Counter-Indemnity” means the counter-indemnity given by the Parent in favour of RBS relating to the RBS Letter of Credit and dated 01 December 2000.

“RBS LC Facility Agreement” means the facility agreement pursuant to which the RBS Letter of Credit is issued.

“RBS Letter of Credit” means the letter of credit issued by RBS in favour of the EPL Facility Agent relating to debt service reserve obligations of EPL.

“Restricted Action” means any action listed in Part A of Schedule 6 (Restricted Actions).

“Restructuring” means the restructuring of certain indebtedness of the Companies as contemplated by the Restructuring Proposals.

“Restructuring Date” means the date upon which documentation required to effect the Restructuring Proposals has been executed and delivered by or on behalf of each Company, each Creditor and each Bondholder and all conditions to the effectiveness of that documentation have been satisfied or waived and/or (if appropriate) any scheme (or schemes) of arrangement implemented pursuant to section 425 of the Companies Act 1985 (or any other similar compromise or arrangement) has (or have), if necessary, been sanctioned by the High Court and become effective in accordance with its (or their) terms in order to give effect to the Restructuring Proposals.

“Restructuring Documents” means any Scheme Document, circular to Bondholders or other documentation, required to implement either the Restructuring Proposals or any stage of the Restructuring Proposals.

“Restructuring Initiation Event” means the execution and delivery of the documentation required to effect the Restructuring Proposals by or on behalf of each Creditor and each Bondholder and/or (if appropriate) the lodging of a Scheme Document at the High Court for the purposes of convening a meeting or meetings of creditors to vote on a Scheme.

“Restructuring Proposals” means for each Creditor save for BNFL, the restructuring proposals set out in the Heads of Terms and for BNFL, the restructuring proposals set out in the BNFL Heads of Terms.

“Scheme” means a scheme of arrangement implemented pursuant to section 425 of the Companies Act 1985 (or any other similar compromise or arrangement) in order to give effect to the Restructuring.

“Scheme Document” means the document to be filed at the High Court in respect of a Scheme.

“Secretary of State” means the Secretary of State for Trade and Industry.

“Security Interest” means a mortgage, standard security, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having a similar effect).

“Standstill Date” means 14 February 2003 (or such later date as may be agreed by the Secretary of State).

“Standstill Obligations” means the payment obligations of the Companies owed to the Creditors and referred to in Part B of Schedule 4 (Standstill Obligations).

“Standstill Period” means the period commencing on the Standstill Date and ending at close of business on the Termination Date.

“Sterling Bonds” means the £407,891,000 of bonds issued by the Parent.

“Sterling Bondholder Resolutions” means resolutions of holders of the Sterling Bonds in substantially the form set out in Schedule 11 (Form of Sterling Bondholder Resolutions).

“Sterling Bondholder Restructuring Agreement” means the restructuring agreement dated on or about the date hereof made between the Parent, BEG, BEG (UK) and certain Bondholders and in the form attached to the Heads of Terms.

“Sterling Bonds Trustee” means The Law Debenture Trust Corporation plc.

“Sterling Bonds Trust Deed” means the trust deed dated 25 March 1999, as amended prior to the date hereof, between the Parent, BEG, BEG (UK) and the Trustee.

“Structure Chart” mean the corporate structure chart of the Group as set out in Schedule 12 (Structure Chart).

“Subsidiary” means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Termination Date” means the earliest of:

(a)	30 September 2004 (or such later date agreed to in writing by all Parties and the Secretary of State);

(b)	the date on which the Parent receives a Termination Notice; and

(c)	the Restructuring Date.

“Termination Event” means any event set out in Schedule 5 (Termination Events).

“Termination Notice” means written notice of termination of the standstill arrangements from a Creditor (including for these purposes the EPL Facility Agent) to the Parent following the occurrence of a Termination Event.

“TFE” means TotalFinaElf Gas and Power Limited.

“TFE CFD” means the contract for differences dated 10 January 1997 and made between Elf Exploration UK PLC and Nuclear Electric Ltd (as amended and novated to TFE and to BEPET).

“TFE Guarantee” means the guarantee given by the Parent relating to the TFE CFD and dated 10 January 1997.

“TPL” means Teesside Power Limited.

“TPL Guarantee” means the guarantee given by the Parent relating to the TPL PPA and dated 26 March 2001.

“TPL PPA” means the agreement dated 26 June 1991 as amended and restated by a supplemental agreement dated 28 April 1993 between TPL and South Wales Electricity plc and further amended and subsequently novated by the Deed of Novation dated 26 March 2001 to BEPET and simultaneously amended pursuant to an umbrella agreement dated 26 March 2001 between TPL, BEPET and others.

“TPL 200 MW PPA” means a power purchase agreement to be executed by TPL and BEPET and to remain in effect for the Standstill Period, the commercial terms of which are set out in Schedule 12 (Terms for Amendment to TPL PPA and TPL 200 MW PPA).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

2.	Interpretation

(a)	Any reference in this Agreement to:

(i)	any “Creditor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iv)	a provision of law is a reference to that provision as amended or re-enacted;

(v)	a time of day is a reference to London time;

(vi)	a “Clause” or “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, sub-clause or schedule as the case may be, in this Agreement; and

(vii)	the “equivalent” of a given currency at any given time means the equivalent in any other currency at such time based upon the relevant spot rates of exchange published from time to time in the Financial Times.

(b)	Section, Clause and Schedule headings are for ease of reference only.

SCHEDULE 2

THE COMPANIES

The Parent

Address for notices:

3 Redwood Crescent

Peel Park

East Kilbride

G74 5 PR

Fax: 013 5526 2570

Attention: The Group Treasurer

BEG

c/o The Parent

(as above)

BEG (UK)

c/o The Parent

(as above)

BEPET

c/o The Parent

(as above)

EPL

c/o The Parent

(as above)

SCHEDULE 3

THE CREDITORS

TPL

First Floor

Christine House

Sorbonne Close

Teesdale

TS17 6DA

Fax:	01642 525031
Attention:	Dr. Phil Lawless

TFE

33 Cavendish Square

London W1G 0PW

Fax:	020 7318 6731 and 020 7318 6707
Attention:	Finance Manager

ECTEF

1400 Smith Street

Houston

Texas 77002

Attention:	President
Fax:	001 713 853 9252
cc:	Weil, Gotshal & Manges, London (Attention: Christopher Mallon)

BNFL

Hinton House

Risely

Warrington

Cheshire

WA3 6AS

Fax:	01925 654439
Attention:	Alvin Shuttleworth, Company Secretary and Group Legal Director

Barclays Bank PLC as agent for itself

and the other Finance Parties under,

and as defined in, the EPL Facility Agreement

5 The North Colonnade

Canary Wharf

London E14 4BB

Fax:	020 7516 7423

Attention:	Allan Pover/Richard Bull

The EPL Swap Providers

c/o Barclays Bank PLC

as above

EPL

Contact details: c/o the Parent

RBS

Contact details:

Specialised Lending Services

10th Floor

280 Bishopsgate

London EC2M 4RB

Fax:	020 7672 0324

Attention:	R J Hedger
Director, Corporate Restructuring Unit

SCHEDULE 4

EXISTING AGREEMENTS AND OBLIGATIONS

Part A

Existing Agreements

	Creditor	Company	Existing Agreement

1.	TPL	BEPET, Parent	TPL PPA and TPL Guarantee

2.	TFE	BEPET, Parent	TFE CFD and TFE Guarantee

3.	ECTEF	BEG, Parent	Enron CFD and Enron Guarantee

4.	BNFL	BEG/BEG(UK)	BNFL Agreements

5.	EPL Lenders	EPL, Parent	EPL Facility Agreement and the EPL Sponsor Undertaking

6.	EPL Swap Providers	EPL	EPL Swaps

7.	EPL	BEPET, Parent	EPL CTA, EPL CTA Guarantee and the EPL SLA

8.	RBS	Parent, BEG and BEG(UK)	RBS Letter of Credit RBS Counter-indemnity RBS Composite Guarantee RBS LC Facility Agreement

Part B

Standstill Obligations

	Creditor	Company	Standstill Obligations	Calculation of Interest

1.	TPL	BEPET, Parent	Any obligations arising from time to time under, for BEPET the TPL PPA as if it had not been amended pursuant to clause 10.1.1 and/or for Parent the TPL Guarantee, except insofar as they constitute Continuing Obligations to TPL.	6% per annum on £159,000,000 calculated on no. of days elapsed and a 365 day year

2.	TFE	BEPET, Parent	All amounts owing from time to time under, for BEPET the TFE CFD and/or, for Parent the TFE Guarantee	6% per annum on £85,000,000 calculated on no. of days elapsed and a 365 day year

3.	ECTEF	BEG, Parent	All amounts owing from time to time under, for BEG the Enron CFD and/or, for Parent the Enron Guarantee	6% per annum on £72,000,000 calculated on no. of days elapsed and a 365 day year

4.	BNFL	BEG/ BEG (UK)	All amounts owing from time to time in respect of Balancing Instalments and BNFL Interest Amounts	None

5.	EPL Lenders	EPL	All amounts of principal owing from time to time under the EPL Facility Agreement	LIBOR plus 1.25% plus Mandatory Costs, as per Clause 9 of the EPL Facility Agreement

6.	EPL Swap Providers	EPL	All rights to terminate the EPL Swaps unless otherwise agreed by the Parent and, if so, only for the purpose of crystallising the amounts due on such termination which amounts shall be Standstill Obligations	As per the existing terms of each EPL Swap

7.	EPL	BEPET, Parent	All amounts owing from time to time under, for BEPET the EPL CTA, and/or, for Parent the EPL SLA other than the EPL Continuing Obligations	None

8.	RBS	Parent, BEG, BEG(UK)	All amounts owing from time to time or in respect of which a liability to pay is capable of arising under the RBS Counter-indemnity and/or the RBS Composite Guarantee and/or the RBS LC Facility Agreement	6% per annum on £34,000,000 calculated on no. of days elapsed and a 365 day year

Part C

Continuing Obligations

	Creditor	Company	Continuing Obligations

1.	TPL	BEPET	All obligations under the Amended TPL PPA and under the TPL 200MW PPA.

2.	BNFL	BEG/BEG (UK)	All obligations under the BNFL Agreements including all payment obligations other than the BNFL Standstill Obligations and all obligations under agreements with BNFL other than the BNFL Agreements.

3.	EPL	BEPET, Parent	Amounts due under the EPL CTA to fund interest accruing under the EPL Facility Agreement through the EPL Swaps and EPL’s operating costs and amounts due under the EPL SLA to fund EPL’s Designated Capital Expenditure (as defined in the EPL Facility Agreement) including the Parent’s obligations in relation thereto under the EPL Sponsor Undertaking.

SCHEDULE 5

TERMINATION EVENTS

Each of the following is a Termination Event for the purpose of this Agreement, unless waived in writing by all Creditors (or, in the case of EPL Lenders, the EPL Facility Agent acting on the instructions of the Majority Banks under (and as defined in) the EPL Facility Agreement):

1.	any Company fails to (a) discharge any material Continuing Obligation when due or (b) pay any interest on any Standstill Obligation when due pursuant to Clause 2.4 (Interest), and, in either case, such failure continues for a period of 20 Business Days and has not been waived by the relevant Creditor;

2.	any petition is presented or other step is taken for the purpose of winding up any Company (not being a petition which is frivolous, vexatious or an abuse of the process of the court and not being a petition withdrawn or struck out within 20 Business Days) or an order is made or resolution passed for the winding up of any Company;

3.	any petition is presented or other step is taken for the purpose of the appointment of an administrator or interim manager of any Company (not being a petition or step which is frivolous, vexatious or an abuse of the process of the court and not being a petition withdrawn or struck out within 20 Business Days) or an administration order is made in relation to any Company or any Company otherwise enters administration;

4.	any administrative or other receiver is appointed in respect of any Company or any part of their respective assets and/or undertakings or any other steps are taken to enforce any Security Interest over all or any material part of the assets of any Company;

5.	there occurs in relation to any Company, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which in that country or territory corresponds with, or has an effect equivalent or similar to, any of those mentioned in paragraphs 2 to 4 above (inclusive);

6.	the Secretary of State makes a valid written demand for repayment in full pursuant to:

6.1	the Credit Facility Agreement; or

6.2	any counter-indemnity provided by the Parent (and any of its Subsidiaries) to the Secretary of State in respect of any guarantee or other form of credit support granted by the Secretary of State for the purposes of securing any facility granted by commercial banks to the Parent (or any of its Subsidiaries) in order to replace the Credit Facility Agreement, and such demand is not satisfied in accordance with the terms of the Credit Facility Agreement or such counter-indemnity.

7.	interest is not paid within 20 Business Days of the due date on the Sterling Bonds.

8.	the Sterling Bondholder Restructuring Agreement terminates or for any reason ceases to be in full force and effect and/or to bind its counterparties thereto.

9.	any Company fails to comply with its undertakings given under Clause 4 (Undertakings by the Companies) and in Schedule 7 (Undertakings by the Companies) where such failure so to comply is prejudicial to the position of a Creditor and such failure is not remedied within 7 days of the date on which such Creditor serves a notice on the relevant Company (and copied to the Secretary of State at Abbey Orchard Street, London SW1P 2HT, fax: 020 7215 0138) requiring remedy and specifying in reasonable detail why such failure is prejudicial to its position and what action is necessary to achieve remedy or such failure is not otherwise waived by the relevant Creditor.

10.	any representation made by any Company under Clause 5 (Representations and Warranties) and Schedule 8 (Representations and Warranties) was materially incorrect when made.

11.	The condition subsequents referred to in Clause 9.2.1 (Enron Approvals), Clause 10.2 (TPL Syndicate Approval) and Clauses 11.2 and 11.3 have not been satisfied or the EPL Facility Agent has not signed this Agreement, on or before 24 March 2003.

12.	The approval referred to in Clause 9.2.2 (Enron Approvals) has not been provided on or before the date falling 3 months after the date of this Agreement (or such later date as the Parent agrees).

13.	Any Creditor whose obligations under this Agreement are, in accordance with the express terms of this Agreement, conditional in any way or who is not otherwise bound on execution of this Agreement, takes any Restricted Action.

14.	The Restructuring Initiation Event has not occurred by 30 September 2003 (or such later date as may be agreed by the Parties hereto and the Secretary of State).

15.	Documentation is despatched by any Company (without the consent of all Creditors) for the purpose of implementing a scheme, compromise or arrangement in relation to the Standstill Obligations which provides for distributions to Creditors different to those set out in the Heads of Terms.

SCHEDULE 6

UNDERTAKINGS BY THE CREDITORS

Part A

Restricted Actions

1.	Demand or acceleration

Make any demand for, accept payment or discharge of or declare prematurely due and payable any indebtedness or other liability of any member of the Group.

2.	Proceedings

Take any proceedings or steps to enforce the payment or discharge of or to recover any indebtedness or other liability of any member of the Group.

3.	Reductions or variation

Declare a default or cancel any Existing Agreement or any related guarantee or related indemnity in favour of a third party or make any alterations to the terms of any Existing Agreement.

4.	Increase in pricing

Save as contemplated by the terms of the Amended TPL PPA and the BNFL Agreements, increase the pricing terms of any Existing Agreement above the rate referred to in Clause 2.4 (Interest).

5.	Default rate interest

Save as contemplated by the terms of the New BNFL Agreements, receive payment of interest at a default rate under any Existing Agreement or require the same to be paid more frequently than regular non-default interest.

6.	Exercise of rights of recourse

Subject to Clause 3.2 (Overriding Permitted Actions), take any steps to enforce, exercise rights or make demand under any Existing Agreement (which for the avoidance of doubt does not include the Amended TPL PPA and the TPL 200 MW PPA) or under any guarantee, Security Interest or other right of recourse (including, without limitation, any step-in rights) held by it (whether from a member of the Group or a third party) in respect of any Existing Agreement.

7.	Insolvency steps

Take any steps to wind up or appoint a receiver, administrative receiver, liquidator, administrator, interim manager or any other analogous officer in any jurisdiction over, or commence any other insolvency related proceedings (or any analogous proceedings in any other jurisdiction) against any member of the Group or against any assets of any member of the Group.

8.	New Security Interest

Seek or take any new Security Interest, guarantee or indemnity, save for any BNFL Guarantees.

9.	Refusal to perform obligations

Refuse to perform its obligations under any Existing Agreement (or in the case of TPL, the Amended TPL PPA).

10.	Set-off

Exercise any right of appropriation, set-off or combination or consolidation of accounts to reduce outstandings under any Existing Agreement.

11.	Publicity

Make any public statement or give any press briefing relating to (a) this Agreement, (b) any negotiations to implement the Restructuring Proposals or (c) any Company, in each case except to the extent already in the public domain or otherwise as required by law or by any regulatory authority having authority over it and except, for Enron, on the basis set out in Clause 9.5 (Enron) and except, for TPL, for statements or briefings relating to the electricity industry generally which could not reasonably be expected to be prejudicial to the achievement of the Restructuring.

Part B

Overriding Permitted Actions

1.	Interest, commission and fees

Subject to the terms of this Agreement, receive payments of amounts in respect of Continuing Obligations or of interest in accordance with Clause 2.4 (Interest) hereunder.

2.	Continuing Obligations

Make demand or serve notice of default in respect of any Continuing Obligation when that obligation matures and is not satisfied, for the purpose of crystallising or preserving that liability.

3.	TFE termination

In the case of TFE only, deliver a notice terminating the TFE CFD and taking any other action necessary to achieve such termination.

4.	Service of Termination Notice

Serve a Termination Notice following the occurrence of a Termination Event.

5.	EPL Lenders

In the case of the EPL Facility Agent or Security Trustee, take or procure the taking of such action (if any) as is necessary to ensure that EPL preserves and/or protects prudently and/or does not allow to be extinguished any of its rights against other members of the Group or third parties, Provided that reasonable prior notice has been given to the Parent where it is possible to do so without prejudicing such preservation or protection and Provided further that in no circumstances shall the EPL CTA be terminated as a result of any such action.

6.	RBS LC

In the case of the EPL Facility Agent or Security Trustee, to make a demand under the RBS Letter of Credit if, on the terms of the RBS Letter of Credit, it may be called on the grounds that it has not been renewed or replaced.

SCHEDULE 7

UNDERTAKINGS BY THE COMPANIES

1.	No Significant Transactions

Without the prior written consent of each Creditor, no Company shall enter into any transactions, other than in the normal course of business involving consideration or in a manner permitted in the remaining provisions of this Schedule 7, either alone, or in a series of transactions, in excess of £15,000,000 in any twelve month period, including:

(i)	Giving any guarantees or taking any obligations to pay damages, save for BNFL Guarantees; or

(ii)	Granting consents to the lease, sale, pledge, mortgage, encumbrance or transfer of any part of the property of the Group;

2.	No Disposals

Without the prior written consent of each Creditor, no Company shall sell, transfer, lease or otherwise dispose of any shares in any other entity or of all or any material part of its present or future undertaking, material assets, rights or revenues whether by one or a series of transactions related or not, save for:

2.1	disposals on normal commercial terms of assets which are surplus to operational requirements;

2.2	arms length disposals in the ordinary course of business;

2.3	disposals of cash on terms contemplated and not otherwise prohibited by this Agreement;

2.4	disposal of British Energy (Canada) Ltd or any of its Subsidiaries or its investments in joint ventures;

2.5	disposal of British Energy US Holdings Inc or any of its Subsidiaries or its investments in joint ventures;

2.6	disposal of uranics stocks to BNFL or any of its Subsidiaries;

2.7	disposals to another member of the Group for the purpose of facilitating the Restructuring; and

2.8	any other disposal for consideration not exceeding £5,000,000 subject to an aggregate limit of £15,000,000 in any twelve month period.

3.	No Acquisitions

Without the prior written consent of each Creditor, no Company shall acquire any business of, or shares or securities issued by any person, or enter into any agreement under which it may become bound to acquire any business or assets of, or shares or securities issued by, any person except for:

3.1	acquisitions of assets for use in the day to day operation of its business;

3.2	acquisitions from another member of the Group for the purpose of facilitating the Restructuring; and

3.3	any other acquisition for consideration not exceeding £5,000,000 subject to an aggregate limit of £15,000,000 in any twelve month period.

4.	Negative Pledge

Without the prior written consent of each Creditor, no Company shall permit any Security Interest other than a Permitted Security Interest to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues.

5.	No New Equity

No Company shall issue equity (or otherwise change its capital structure in any way not contemplated by this Agreement and/or by the Restructuring Proposals, including, for the avoidance of doubt, issue any new shares or warrants or options to acquire any new shares other than shares issued on the exercise or conversion of securities existing as at the date of this Agreement) or increase its authorised shares for any purpose other than to facilitate the Restructuring Proposals and no Company shall permit any Subsidiary of it to issue equity to any person not a wholly owned Subsidiary of the Parent

6.	No Dividends

No Company shall pay any dividends other than, save in respect of the Parent, in respect of any distribution of proceeds following a disposal permitted under paragraph 1 above.

7.	EPL CTA

No Company shall seek to exercise any right to terminate the EPL CTA, EPL SLA and EPL Sponsor Undertaking.

8.	Information

8.1	Each Company shall promptly provide or procure the provision to each Creditor of all information (other than the management accounts referred to in Clause 8.2) concerning each Company’s business and affairs provided to any other Creditor or to the Sterling Bonds Trustee or to any Bondholder and promptly correct any information so provided if the Company discovers or is otherwise notified that any such information was or has become inaccurate or misleading in any material respect.

8.2	The Parent shall, if so requested by a Creditor, as soon as the same become available, deliver to that Creditor monthly management accounts (including a comparison to budget) of the Group in respect of the month in which the request is made and each subsequent month during the Standstill Period, subject to the receipt by the Parent of an appropriate confidentiality undertaking, to the extent not already provided.

9.	Listing

The Parent shall use its reasonable endeavours to maintain the Company’s listing on the London Stock Exchange.

10.	Shareholder Proposal

The Parent shall agree to the satisfaction of each Creditor the material terms of any proposals (provided in this Agreement, contemplated in the Restructuring Proposals or otherwise to facilitate the Restructuring) to be put to the shareholders of the Company for approval.

11.	TPL Documents

Except as contemplated in this Agreement, no Company shall enter into any amendment of the TPL PPA or the TPL 200 MW PPA by way of new GTMA trade or otherwise which is not acceptable to the Creditors, acting reasonably.

12.	Disclosure breaches

Each Company shall disclose forthwith in writing to each Creditor any matter or thing which is inconsistent with the Company’s undertakings in this Schedule 7.

13.	Disclosure of material liabilities

Each Company shall disclose forthwith in writing to each Creditor details of any material contingent liability which may relate to any Company which may be reasonably expected to have a material adverse effect upon the Restructuring and/or the Restructuring Proposals and which was not otherwise notified to the Creditor prior to the date of this Agreement (whether then in existence or otherwise).

14.	Consultation

Each Company shall take all reasonable steps to consult with all Creditors in relation to documentation to implement any restructuring of the Standstill Obligations.

SCHEDULE 8

REPRESENTATIONS AND WARRANTIES

1.	Each Party represents and warrants that (subject for Enron to Clause 9 (Enron), for TPL to Clause 10 (TPL) and for RBS to Clauses 11.2 and 11.3):

1.1	it has the power to enter into, perform and deliver and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement; and

1.2	the execution by it of this Agreement and the exercise of its rights and the performance of its obligations under this Agreement:

(a)	do not constitute and will not result in any breach of applicable law, any agreement to which it is party or any of its constitutive documents; and

(b)	in the case of each Company only, will not (except to the extent contemplated by this Agreement) result in the existence of or oblige it to create any Security Interest over any of its assets.

2.	The Parent represents and warrants that:

2.1	the corporate structure of the Group is that set out in the Structure Chart and there are no Subsidiaries of the Parent, nor any persons in which a member of the Group has a material interest, which are not shown on the Structure Chart; and

2.2	to the best of its knowledge:

(a)	no order has been made, petition presented or resolution passed for the winding up or appointment of a provisional liquidator to any Company;

(b)	no administration order has been made and no petition for administration in respect of any Company;

(c)	neither a receiver nor an administrative receiver has been appointed on the whole or part of the assets of any Company;

(d)	no proceedings analogous to the foregoing has been commenced in respect of any Company in any jurisdiction.

2.3	other than agreements with regard to advisor’s professional fees, no Company has entered into any collateral agreement in connection with this Agreement or the Restructuring Proposals with any Creditor (or any affiliate of any Creditor) the terms of which have not been fairly disclosed and which is material to this Agreement or the Restructuring Proposals.

SCHEDULE 9

HEADS OF TERMS

SCHEDULE 10

FORM OF STERLING BONDHOLDER RESOLUTION

SCHEDULE 11

STRUCTURE CHART

SCHEDULE 12

TERMS FOR AMENDMENT TO TPL PPA AND FOR TPL 200 MW PPA

Seller:	Teesside Power Limited.

Buyer:	British Energy Power and Energy Trading Limited.

Effective Date:	From the later of (i) 31 March 2003; and (ii) the date of receipt of the TPL Syndicate Consent (to be given in accordance with Clause 10.2 of the Standstill Agreement).

Amended TPL PPA Supply Periods:

From 00:00 hours on 1 November 2002 to 05:00 hours on 18 December 2002 (the “Unpaid Supply Period”); and

From 00:00 hours on 1 April 2003 (or if later the Effective Date) to 23:59 hours on the last day of the Standstill Period.

TPL 200 MW PPA Supply Period:	From 00:00 hours on 1 April 2003 (or if later the Effective Date) to 23:59 hours on the last day of the Standstill Period.

Volume:

Subject to nominations and output variations, all Volume supplied under each of the Amended TPL PPA and the TPL 200 MW PPA will be based on 200 MW (nominal).

In respect of each of the Amended TPL PPA and the TPL 200 MW PPA, the annual volume nominated by the Buyer will be pro rata to the existing Buyers Minimum Generation level within the TPL PPA.

Delivery Point:	As per the TPL PPA.

Energy Price:	For all Volume provided to the Delivery Point during the Amended TPL PPA Supply Period and the TPL 200 MW PPA Supply Period, the Buyer will pay the Seller £17.35/MWh.

For Volume supplied during the Unpaid Supply Period, the Buyer shall pay the Seller the sum of £4,161,065 in respect of energy already supplied but not paid for (the “Overdue Energy Payment”).

Payment:	The Seller shall invoice the Buyer as soon as reasonably practicable after the end of each month in respect of deliveries during such month and the Buyer shall make payment in respect thereof within 5 business days of receipt of such invoice.

The Overdue Energy Payment shall be paid on or before the Effective Date.

REC Benefit Pot:	All obligations to make payments to and rights to receive payments from the REC Benefit Pot shall continue to apply in respect of both the Amended TPL PPA and the TPL 200 MW PPA.

Representations	The representations and covenants listed in clauses 5 and 6 of the TPL PPA shall cease to apply to the Amended TPL PPA and shall not apply to the TPL 200 MW

and Covenants:	PPA.

Should the Seller require consent from the Buyer under the Amended TPL PPA, the Buyer shall give such consent provided that NPower London and London Electricity have both given the corresponding consent under their arrangements with the Seller. The Buyer retains the right to be notified of any such consent issue and to take part in all discussions relating to the same with NPower Northern and London Electricity.

Arbitrage Opportunities:

The Buyer shall enter into all arbitrage opportunity deals agreed by both NPower Northern and London Electricity. Any energy purchases as a result of Arbitrage Opportunities will be at or below the market price at the time the arbitrage opportunity is agreed and the energy volume will be in addition to the Volume.

Ten per cent. of the profit from all Arbitrage Opportunities agreed between the Seller and the Buyer shall be paid to the Buyer.

Termination:	Neither the Seller nor the Buyer shall have the right to terminate the Amended TPL PPA or the TPL 200 MW PPA during the Standstill Period.

If the Standstill Period ends on a successful restructuring, the Amended TPL PPA, the TPL PPA, the TPL 200 MW PPA and any other document associated with the same between the Seller, the Buyer or any affiliate of the Buyer shall terminate.

If the Standstill Period ends on the receipt of a Termination Notice by the Parent, the Amended TPL PPA and the TPL 200 MW PPA shall terminate and the TPL PPA shall be deemed to have continue in full force and effect in accordance with its terms (but taking into account any payments made by the Buyer to the Seller during the Standstill Period) throughout the Standstill Period and shall so continue thereafter.

Miscellaneous:	The Seller will be entitled to cease supply to the Buyer and sell to third parties under both the Amended TPL PPA and the TPL 200 MW PPA in the event of a payment default of more than two business days. Under such arrangements, the Seller will be able to sell to third parties until the end of the month and until the end of each subsequent month until such time as the payment default is cured.

The supply obligations of the Seller under the TPL 200 MW PPA will be suspended, varied or terminated to allow the other power purchasers to exercise their pre-emption rights under their respective PPAs should the ECTRL PPA terminate during the Standstill Period.

Certain restrictions on gas sales and power purchases will be lifted and the consequential purchase of any shortfall gas or energy will be at the Seller’s account.

SIGNATURES

THE COMPANIES

BRITISH ENERGY plc

By:

BRITISH ENERGY GENERATION LIMITED

By:

BRITISH ENERGY GENERATION (UK) LIMITED

By:

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

By:

EGGBOROUGH POWER LIMITED

By:

THE CREDITORS

TEESSIDE POWER LIMITED

By:

TOTALFINAELF GAS AND POWER LIMITED

By:

ENRON CAPITAL & TRADE EUROPE FINANCE L.L.C, BY

ENRON CAPITAL & TRADE RESOURCES INTERNATIONAL CORP., ITS SOLE MEMBER

By:

BRITISH NUCLEAR FUELS PLC

By:

BARCLAYS BANK PLC

By:

THE TORONTO-DOMINION BANK

By:

WESTDEUTSCHE LANDESBANK GIROZENTRALE

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

BARCLAYS BANK PLC

as Agent for the EPL Lenders

By:

EGGBOROUGH POWER LIMITED

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

BARCLAYS CAPITAL

By:

on a non-binding basis (save in respect of Clause 12) for and on behalf of

The Steering Committee for the EPL Lenders

THE ROYAL BANK OF SCOTLAND PLC

By:

on a non-binding basis (save in respect of Clause 12) for and on behalf of

The Steering Committee for the EPL Lenders

LLOYDS TSB BANK PLC

By:

on a non-binding basis (save in respect of Clause 12) for and on behalf of

The Steering Committee for the EPL Lenders

ABBEY NATIONAL TREASURY SERVICES PLC

By:

on a non-binding basis (save in respect of Clause 12) for and on behalf of

The Steering Committee for the EPL Lenders